Exhibit 3.1

State of Delaware Secretary of State Division of Corporations Delivered 05:33 PM 01/19/2012 FILED 05:26 PM 01/19/2012 SRV 120066113 - 5097832 FILE

Certificate of Incorporation
of

RESONANT INC.

FIRST:       The name of the corporation is Resonant Inc.

SECOND:  The address of the corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, DE 19808, County of New Castle. The name of the corporation’s registered agent at such address is Corporation Service Company.

THIRD:      The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

FOURTH:  The total number of shares of stock which the corporation shall have authority to issue is one thousand (1,000) shares of common stock, having a par value of $0.001 per share.

FIFTH:       The board of directors shall have the power to adopt, amend or repeal the bylaws of the corporation.

SIXTH:      A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Any repeal of or amendment to this Article SIXTH shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or amendment.

SEVENTH:      The corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware, and all rights conferred upon stockholders are granted subject to this reservation.

EIGHTH:   The name and mailing address of the incorporator are as follows:

Ben D. Orlanski
Manatt, Phelps & Phillips, LLP
10355 West Olympic Boulevard
Los Angeles, California 90064

IN WITNESS WHEREOF, the undersigned, being the incorporator named above has executed, signed and acknowledged this certificate of incorporation this 19th day of January 2012.

/s/ Ben D. Orlanski
Ben D. Orlanski, Incorporator

State of Delaware
Secretary of State
Division of Corporations
Delivered 08:42 PM 06/13/2013
FILED 08:31 PM 06/13/2013
SRV 130775077 - 5097832 FILE

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

RESONANT INC.

Resonant Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies that an amendment to the Certificate of Incorporation of the Corporation deleting Article FOURTH thereof and substituting for said Article FOURTH the new Article FOURTH set forth below was duly adopted in accordance with the provisions of Section 228 and 242 of the General Corporation Law of the State of Delaware.

“FOURTH:      The total number of shares of stock that the Corporation shall have authority to issue is 10,000,000 shares of common stock, having a par value of $0.001 per share.”

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Terry Lingren, its Chief Executive Officer, this 13th day of June, 2013.

RESONANT INC.

By:	/s/ Terry Lingren
Terry Lingren
Chief Executive Officer